Silgan
Holdings Inc.

Exhibit 99.1

SILGAN DECLARES QUARTERLY DIVIDEND

STAMFORD, CT, October 31, 2023 -- Silgan Holdings Inc. (NYSE: SLGN), a leading supplier of sustainable rigid packaging solutions for the world's essential consumer goods products, announced today that its Board of Directors declared a quarterly cash dividend on its common stock. The Board of Directors approved an $0.18 per share quarterly cash dividend payable on December 15, 2023 to the holders of record of common stock of the Company on December 1, 2023. With this dividend payment, the Company will have paid a quarterly cash dividend on its common stock, which it has increased every year, for seventy-eight consecutive quarters since 2004.
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Silgan is a leading supplier of sustainable rigid packaging solutions for the world's essential consumer goods products with annual net sales of approximately $6.4 billion in 2022. Silgan operates 110 manufacturing facilities in North and South America, Europe and Asia. The Company is a leading worldwide supplier of dispensing and specialty closures for food, beverage, health care, garden, home, personal care, fragrance and beauty products. The Company is also a leading supplier of metal containers in North America and Europe for food and general line products. In addition, the Company is a leading supplier of custom containers for shelf-stable food and personal care products in North America.

Contact:
Alexander Hutter
Vice President, Investor Relations
AHutter@silgan.com
203-406-3187